Exhibit M(iii)
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                                 Rule 12b-1 Plan

                     COMMONWEALTH INTERNATIONAL SERIES TRUST
                                  on behalf of
                            COMMONWEALTH GLOBAL FUND
                           5847 San Felipe, Suite 850
                              Houston, Texas 77057

                          SERVICE AND DISTRIBUTION PLAN

     INTRODUCTION: It has been determined that Commonwealth Global Fund (the "Fund"), a series of Commonwealth International Series Trust (the "Trust"), will pay for certain costs and expenses incurred in connection with the distribution of its shares and servicing of its shareholders and adopt the Service and Distribution Plan (the "Plan") set forth herein pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

     The Board of Trustees, in considering whether the Fund should implement the Plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes.

     In voting to approve the implementation of the Plan, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its existing and future shareholders.

     THE PLAN: The material aspects of the financing by the Fund of distribution expenses to be incurred in connection with securities of which it is the issuer are as follows:

     1. The Fund will reimburse the Distributor ("the Distributor") for costs and expenses incurred in connection with the distribution and marketing of shares of beneficial interest of the Fund and servicing of Fund shareholders. Such distribution and servicing costs and expenses may include (1) printing and advertising expenses; (2) payments to employees or agents of Distributor who engage in or support distribution of the Fund's shares, including salary, commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective investors; (4) expenses of organizing and conducting sales seminars; (5) expenses related

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to selling and servicing efforts, including processing new account applications, transmitting customer transaction information to the Fund's transfer agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include Distributor itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a "Service Organization"), in respect of the average daily value of the Fund's shares which are Plan Asset (see below) and which are owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders, with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Fund's Board of Trustees determines to be reasonably calculated to result in the sale of Fund shares.

     Subject to the limitations of applicable law and regulation, including rules of the National Association of Securities Dealers ("NASD"), Distributor will be reimbursed monthly for such costs, expenses or payments at an annual rate of up to but not more than 0.35% of the average daily net assets of the Fund ("Plan Assets"). Any expense payable hereunder may be carried forward for reimbursement for up to twelve months beyond the date on which it is incurred, subject always to the limit payable pursuant to the Plan. The Fund shall incur no interest or carrying charges for expenses carried forward . In the event the Plan is terminated as herein provided, the Fund shall have no liability for expenses that were not reimbursed as of the date of termination.

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     2. Subject to the limits herein and the  requirements of applicable law and regulations,  including rules of the NASD, Distributor may designate as "Service
Fees",   as  that  term  is  defined   by   applicable   rules  and   regulatory
interpretations applicable to payments under a plan such as the Plan, some or all of any payments made to Service Organizations (including Distributor itself) for services that may be covered by "Service Fees", as so defined. Out of the amounts received pursuant to Section 1 above, Distributor may periodically pay amounts totaling in the aggregate up to 0.25% of the Plan Assets to one or more Service Organizations (which may include Distributor itself) as fees in respect of Plan Assets owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships. Such fees will be computed daily and paid quarterly by Distributor at an annual rate not exceeding 0.25% of the Plan Assets owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships.

     The payment to a Service Organization is subject to compliance by the Service Organization with the terms of a Selling Group Agreement between the Service Organization and Distributor (the "Agreement"), a form of which is attached hereto as Exhibit A. If a shareholder of the Fund ceases to be a client of a Service Organization that has entered into an Agreement with Distributor, but continues to hold shares of the Fund which are Plan Assets, Distributor will be entitled to receive a similar payment in respect of the servicing provided to such investors. For the purposes of determining the fees payable

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under the Plan,  the average  daily net asset value of the Plan Assets  shall be computed in the same manner specified in the Fund's Declaration of Trust and current prospectus for the computation of the value of the Fund's net asset value per share.

     3. The Board of Trustees shall be provided, at least quarterly, with a written report of all amounts expended pursuant to the Plan. The report shall state the purposes for which the amounts were expended.

     4. The Plan will become effective immediately upon approval by (a) a majority of the outstanding voting securities of the Fund, and (b) a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Plan Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan. With regard to the other series of the Trust, the Plan will become effective as to each such series upon approval by (a) a majority of the outstanding voting securities of such series, and (b) a majority of the Board of Trustees, including a majority of the Plan Trustees, pursuant to a vote cast in person at a meeting called for such purpose.

     5. The Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved by a majority of the Board of Trustees, including a majority of the Plan Trustees,

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pursuant to a vote cast in person at a meeting  called for the purpose of voting on the continuance of the Plan.

     6. The Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which the Fund or a series may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the respective series or the Fund and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 4(b) hereof.

     7. The Plan is terminable without penalty at any time with respect to any series or the Fund by (a) vote of a majority of the Plan Trustees, or (b) vote of a majority of the outstanding voting securities of the respective series or the Fund.

     8. Any person authorized to direct the disposition of monies paid or payable by the Fond pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

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     9. While the Plan is in effect,  the selection  and  nomination of Trustees who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not "interested persons".

     10. The Fund shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 8 hereof, for a period of not less than six years from the date of the Plan, such agreement or report, the first two years in an easily accessible place.

                                                      COMMONWEALTH INTERNATIONAL
                                                                    SERIES TRUST
                                                                    on behalf of
                                                        COMMONWEALTH GLOBAL FUND

                                                          By: /s/ Robert Scharar
                                                              ------------------
                                                               Robert M. Scharar
                                                                       President

                                                        Dated: February 25, 2002

                                                                         Attest:

                                                               /s/ Terence Smith
                                                               -----------------
                                                                Terence P. Smith
                                                             Assistant Secretary

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